As filed with the Securities and Exchange Commission on April 12, 2001
                                                      Registration No. 333-_____

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  DATAKEY, INC.
                (Name of Registrant as specified in its Charter)
 Minnesota                                                           41-1291472
                                  Datakey, Inc.
                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
                                 (952) 890-6850
   (Address and Telephone Number of Registrant's Principal Executive Offices)

                               Alan G. Shuler, CFO
                                  Datakey, Inc.
                            407 West Travelers Trail
                           Burnsville, Minnesota 55337
                                 (952) 890-6850
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                         Elizabeth McGraw Reiskytl, Esq.
                            Fredrikson & Byron, P.A.
                       900 Second Avenue South, Suite 1100
                          Minneapolis, Minnesota 55402
                                 (612) 347-7176

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors and as Selling Shareholders shall determine.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
         If any of the securities being registered on this form to be offered on a delayed or continuous basis, pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
         If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

Title of Each                                       Proposed Maximum        Proposed Maximum
Class of Securities          Amount to be            Offering Price        Aggregate Offering        Amount of
to be Registered              Registered              per Unit (1)              Price (1)          Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock (par value     1,600,000 shares             $1.975               $3,100,000.00            $790.00
$0.05 per share)
Common Stock (par value     1,680,268 shares(2)          $1.975               $3,318,529.30            $829.63
$0.05 per share)
         TOTAL              3,280,268 shares                                  $6,418,529.30          $1,619.63

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, (the "Act") and based upon the average of the high and low sale prices for such stock on April 9, 2001, as reported by the Nasdaq SmallCap Market.
(2) Represents shares issuable to Selling Shareholders upon the exercise of warrants and then offered for resale pursuant to this registration, including warrants to purchase 1,600,000 shares at $3.02 per share and warrants to purchase 80,268 shares at $3.44 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commissions, acting pursuant to aforesaid
Section 8(a), may determine.

                                   PROSPECTUS

                                  DATAKEY, INC.

                        3,280,268 Shares of Common Stock


         This Prospectus relates to the offer and sale of up to 3,280,268 shares of Common Stock of Datakey, Inc., a Minnesota corporation, that may be offered and sold from time to time by the shareholders described herein under "Selling Shareholders" or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The Selling Shareholders may offer their Shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the Selling Shareholders. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders.

         The Company will bear all expenses of the offering (estimated at $8,120), except that the Selling Shareholders will pay any applicable underwriter's commissions and expenses, brokerage fees or transfer taxes, as well as any fees and disbursements of counsel and experts for the Selling Shareholders.

         The Shares may be sold from time to time in transactions on the Nasdaq SmallCap Market at the market prices then prevailing, in privately negotiated transactions or otherwise. In connection with any sales, the Selling Shareholders and any brokers and dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

         Datakey's Common Stock is traded on the Nasdaq SmallCap Market under the symbol of "DKEY." The closing sale price of the Common Stock on April 9, 2001 was $2.04 per share.

         The Shares are comprised of 1,600,000 shares of Common Stock and five-year warrants to purchase an aggregate of 1,600,000 shares of the Company's Common Stock with an exercise price of $3.02 per share issued by the Company to certain investors on February 20, 2001 in a private offering. As part of the financing, the Company also issued to its agent five-year warrants to purchase an aggregate of 80,268 shares of Common Stock at an exercise price of $3.44. The warrants issued to the investors and the agent are referred to herein as the "Warrants."

                           --------------------------

         The Common Stock offered by this Prospectus is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 4.

                           --------------------------
         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities nor have they passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is April __, 2001.

         No dealer, salesman or any other person is authorized to give any information or to make any representations, other then those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

         Prior to this Offering, the Company has been subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Company has filed with the Washington, D.C. Office of the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the sale of the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement and the Company's Exchange Act reports, proxy statements and other information may be inspected by anyone without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of such material may be obtained upon payment of the prescribed fees from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and the Company Exchange Act filings may also be accessed through the Commission's Web site (http://www.sec.gov). The Company's Common Stock is currently listed on the Nasdaq SmallCap Market under the symbol "DKEY."

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following document filed by the Company with the Commission is hereby incorporated by reference in this Prospectus and shall be deemed to be a part thereof:

            The Company's Current Report on Form 8-K dated February 20, 2001.

            The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Alan G. Shuler, Chief Financial Officer, Datakey, Inc., 407 West Travelers Trail, Burnsville, Minnesota 55337, telephone (952) 890-6850.

                                 COMPANY SUMMARY

         Datakey, Inc. was incorporated under the laws of the State of Minnesota in 1976 under the name "The Systems Group, Inc." In 1980, we changed our name to Datakey, Inc. Datakey operates two business units. Our ISS business unit provides products and systems for information security markets that enable user authentication, secure data exchange and information validation. Our EP business unit provides OEM products, consisting of proprietary memory keys, cards and other custom shaped tokens that serve as a convenient way to carry electronic information and are packaged to survive in rugged environments. As is explained further in this report, we intend to sell or discontinue EP in 2001 and that segment is, therefore, reflected as discontinued operations in the financial statements contained in this report.

         From 1976 to 1995, Datakey was primarily a supplier of electronic memory keys and custom tokens used for data storage in a variety of small niche applications. This business unit today is known as Electronic Products. EP's first portable memory products, consisting of an electronic key and support electronics, were introduced in 1981 for applications requiring convenient storage, transportation and management of information. EP's current products utilize semiconductor technology to provide a storage device more versatile and rugged than conventional portable information products. EP's current product line of portable memory devices and associated interface products provide up to 16,384,000 bits of data storage which are used as OEM devices in a wide range of applications including communications security, computer security, facility security, vending and process control. EP has recently developed a line of Cashless Vending and Access Control products which we first introduced to market in 2000. On February 22, 2001, we announced that EP will be discontinued, and we have begun to phase down operations related to the EP line of business.

         In 1996, Datakey made a strategic decision to utilize its public key cryptographic smart card and reader technology founded in 1991 to provide information systems that allow secure use of intranets, extranets and the Internet for business-to-business electronic commerce - a market with significant growth potential. In September 1997 we introduced a family of end-user systems under the SignaSURE(R) trademark using smart cards or smart keys that provide advanced information security utilizing public key digital signatures and encryption. These systems incorporate both hardware and software to provide a higher level of security available from software only solutions. The Company refers to this business as Information Security Solutions, or ISS.

         Datakey is located at 407 West Travelers Trail in Burnsville, Minnesota, a suburb of Minneapolis. The telephone number is 952-890-6850. We also maintain regional sales offices in the New York City, Washington DC and Frankfurt, Germany metropolitan areas that support the information security business.

                                  RISK FACTORS

         An investment in the Securities offered hereby involves a high degree of risk. The Securities offered hereby should not be purchased by persons who cannot afford the entire loss of their investment. Prospective investors should carefully consider the following factors, in addition to the other information presented in this Prospectus, in evaluating the Company and its businesses. This Prospectus contains certain forward-looking statements. The Company's actual results could differ materially from the results currently anticipated by management of the Company in such forward-looking statements as a result of a variety of factors, including, but not limited to, "Risk Factors" described below, and elsewhere, in this Prospectus.

The Company experienced losses during the last two fiscal years.

         The Company incurred losses from continuing operations of $2,891,000 and $2,953,000 in 1999 and 2000, respectively, related primarily to the development of its information security products. The Company believes losses will continue at least through the first half of 2001, with a current projected annual loss for 2001 ranging from $1,000,000 to $2,000,000. The Company's ability to achieve profitability depends on significantly increasing sales of its information security products.

The Company's success depends on its information security products.

           The Company's future growth and profitability directly depends on the success of its information security (Information Security Solutions or ISS) products. The Company's development, manufacture and distribution of its information security products has consumed the majority of the Company's cash and to date has been unprofitable. ISS revenues equaled $3.6 million in 2000, which was $400,000 under the Company's projection for the year. Although the Company is striving for profitability from ISS products for the third and fourth quarter of 2001, there is no assurance that sales of ISS products will ever be sufficient for the Company to attain profitability. The Company plans to divest its Electronic Products division, and has begun to scale back operations significantly as it focuses on its ISS products.

Datakey's success depends on market acceptance.

         While Datakey performs market research and beta testing to determine the viability of its new products, actual user acceptance will ultimately dictate the success of the marketing and sales efforts of new products such as SignaSURE CIP. Based on the Company's experience to date, no assurances exist that Datakey's products will ultimately receive satisfactory customer acceptance or that investments already made and additional investments planned for 2001 will result in an acceptable financial return.

Datakey may need additional capital in the future.

         With funds in the amount of $4,800,000 raised pursuant to the Company's February 2001 offering, it believes it will have sufficient capital, combined with operations revenues, to meet its financial needs through 2001. The Company may require additional capital in the future, however, the amount of which will depend primarily on the sales levels of the Company's information security products. To date, the Company has not been able to accurately project future information security product sales, and there is no assurance that its current sales projections will be met. Such capital may not be available on terms satisfactory to the Company, or at all.

Datakey's stock price has experienced significant volatility during the past 9 months.

         The market price of the Company's Common Stock has varied significantly during the past six months, ranging from $9.40 on August 30, 2000 to $2.00 on December 27, 2000. On April 9, 2001, the closing price was $2.04 per share. The Company is not able to account for such volatility, although it is consistent with the market for technology related stocks during this time period.

Datakey faces risks of rapid technological change.

         In the information security market, Datakey faces significant risks due to the rapid and continual changes in available technology. Datakey's information security end-user products such as SignaSURE CIP, will integrate hardware tokens with software that provides a much higher level of security than software implementations alone. Alternative technologies may be developed in the future that will provide this security.

Datakey may face significant price competition from companies with greater resources.

         While Datakey believes that it has leading edge technology and can demonstrate a higher level of features and functions that many of the competitive products, there are no assurances that competitive pressures will not force the Company to accept reduced margins to compete in the future. Large companies with significantly greater resources have recognized the need for information security and will likely enter this market as competitors with much greater financial resources.

Datakey's success depends on retention of its key management and technical personnel.

         The Company's ability to meet its projections for the Company's information security business depends upon the efforts and abilities of its management team, its sales personnel, its software engineers and other technical personnel. The Company's inability to retain such highly skilled persons due either to its current economic circumstances or the intense competition faced in the market for such persons would substantially limit the Company's ability to further its efforts in this business.

Datakey may face delays in product delivery schedules.

         Datakey's success depends to a certain extent on its ability to meet its currently scheduled development timetable. Delays in the release of new products will cause operational inefficiencies, increased development costs and reduced revenues and may affect customer acceptance.

Datakey faces risks related to new product development by others.

         Although the Company's new products are designed to operate seamlessly with popular application programs, new application programs that integrate information security into their product could erode the future market for these Datakey products.

Datakey depends on the success of its relatively new marketing and sales organization.

         The future revenue of Datakey end-user systems is dependent on the success of a relatively new marketing and direct sales organization.

Datakey faces competition from other information transmission media.

         Corporate utilization of the Internet and internal intranets dictate a need for information security, but there are no assurances that other, more secure information transmission media may not become available in the future that would preclude the need for the type of information security provided by the Company's products.


                                 USE OF PROCEEDS

         The Company is not selling any of the Shares and will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         Set forth below are the names of the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by each of them as of March 16, 2001, the number of shares offered hereby and the percentage of the outstanding Common Stock to be owned if all the shares registered hereunder are sold by the Selling Shareholders. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the Selling Shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.

                                                               Number of  Shares
                                                               Beneficially Owned                Number of      % Owned
                                                         -----------------------------------      Shares         After
                                                                      Warrant                     Offered        Offering
Name                                                     Shares       Shares(1)     Total(2)      Hereby(2)       (3)
------------------------------------------------------ ------------ ------------- ------------- ------------- ------------
Special Situations Private Equity Fund, L.P.(4)            300,000     300,000       600,000       600,000         *
Special Situations Cayman Fund LP(4)                       279,666     166,666       446,332       333,332       1.0%
Special Situations Fund III, L.P.(4)                     1,003,150     650,000     1,653,150     1,300,000       3.1%
Special Situations Technology Fund, L.P.(4)                298,217     216,667       514,884       433,334         *
Helmut Muehl-Kuehner                                        16,667      16,667        33,334        33,334         *
Robert G. Allison                                           97,000      54,129       151,129        32,000       1.2%
Elizabeth M. Cramer                                         15,000      10,000        25,000        20,000         *
Christopher T. Dahl                                         10,000      10,000        20,000        20,000         *
Dennis D. Gonyea                                            50,000      20,000        70,000        20,000         *
Sandra J. Hale                                              15,000      10,000        25,000        20,000         *
USB Piper Jaffray as Custodian                              10,000      10,000        20,000        20,000         *
  FBO Mark Halsten IRA
Dorothy J. Hoel                                             38,000      48,000        86,000        36,000         *
USB Piper Jaffray As Custodian                              16,000      16,000        32,000        32,000         *
  FBO Raymond R. Johnson IRA
USB Piper Jaffray as Custodian                              17,500      10,000        27,500        20,000         *
  FBO William R. Kennedy IRA #2
James F. Lyons                                              13,000      10,000        23,000        20,000         *
MB Partnership                                              15,000      10,000        25,000        20,000         *
Daniel S. Perkins and Patrice M. Perkins JTWROS             48,000      30,529        78,529        32,000         *
USB Piper Jaffray as Custodian                              83,000      80,129       163,129        64,000       1.0%
  FBO Richard C. Perkins IRA (5)
Richard C. Perkins (5)                                      45,000      45,000        90,000        70,000         *
USB Piper Jaffray as Custodian                              15,000       7,000        22,000        14,000         *
  FBO James G. Peters IRA
USB Piper Jaffray as Custodian                              18,000      16,000        34,000        20,000         *
  FBO David H. Potter IRA
John T. Potter                                              18,100      16,000        34,100        20,000         *
John F. Rooney                                              10,000      10,000        20,000        20,000         *
First Albany Corporation                                         0      80,268        80,268        80,268         *

 *       Less than 1.0%.

(1) Includes an aggregate of (i) 162,787 shares that may be purchased by certain Selling Shareholders upon exercise of warrants issued in May 1998, October 1999 and February 2000, which shares are not being offered hereby, and (ii) 1,680,268 shares that may be purchased by the Selling Shareholders upon exercise of warrants issued in February 2001, which shares are being offered hereby.

(2) The above numbers assume that the Selling Shareholders will exercise the Warrants for cash. If the Selling Shareholders use the cashless exercise alternative, the actual number of shares of Common Stock issued will be fewer, depending on the market value of the underlying shares of Common Stock immediately prior to exercise.

(3) The percentage of shares beneficially owned by each Selling Shareholder is based on 11,564,807 shares of Common Stock outstanding, including 9,884,539 shares outstanding as of March 16, 2001 and 1,680,268 shares to be outstanding if all February 2001 warrants are exercised. Assumes the sale of all the Shares being offered hereby.

(4) Special Situations Private Equity Fund, L.P., Special Situations Cayman Fund L.P., Special Situations Fund III, L.P. and Special Situations Technology Fund, L.P. may be deemed to be affiliates because they are managed by investment advisers principally owned by Mr. Austin W. Marxe and Mr. David M. Greenhouse. Messrs. Marxe and Greenhouse disclaim beneficial ownership in such shares.

(5) Shares are all owned by Mr. Perkins, and when aggregated together, Mr. Perkins will beneficially own 1.2% of the Company's Common Stock after the offering.

         The Selling Shareholders and the officers and directors of any of such Selling Shareholders have not held any positions or offices or had any other material relationship with the Company or any of its affiliates within the past three years.

         The Company has agreed with the Selling Shareholders to file with the Commission, under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Shares, and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier of (i) two years from the effectiveness of the Registration Statement, or (ii) the date on which all of the Shares have been sold.

                              PLAN OF DISTRIBUTION

         All or a portion of the Shares offered by the Selling Shareholders hereby may be sold from time to time by the Selling Shareholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following means: (a) ordinary brokerage or market making transactions and transactions in which the broker or dealer solicits purchasers; (b) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; and
(c) purchases by a broker or dealer as principal and resales by such broker or dealer for its account pursuant to this Prospectus. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF SECURITIES

         The aggregate number of shares of stock which the Company has the authority to issue is 30,000,000 shares, consisting of 20,000,000 shares of Common Stock, par value $.05, 400,000 shares of Convertible Preferred Stock and 9,600,000 shares of undesignated shares. Holders of Common Stock have no cumulative voting rights and no preemptive rights. Upon liquidation or dissolution, the holders of Common Stock will be entitled to share ratably in all assets available for distribution after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of any preferred stock which may be outstanding. Each share of Common Stock is entitled to dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The shares of Common Stock are quoted on the Nasdaq SmallCap Market under the symbol "DKEY." The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

                                  LEGAL MATTERS

         Certain legal matters associated with the Shares being offered hereby will be passed upon for the Company by Fredrikson & Byron, P.A., Minneapolis, Minnesota.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                                TABLE OF CONTENTS

                                                                    Page
                    Available Information                             2
                    Documents Incorporated By Reference               2
                    Company Summary                                   3
                    Risk Factors                                      4
                    Use of Proceeds                                   6
                    Selling Shareholders                              7
                    Plan of Distribution                              9
                    Description of Securities                         9
                    Legal Matters                                     9
                    Experts                                           9


                     Dealer Prospective Delivery Obligation

         Until two years from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The estimated expenses in connection with this offering are as follows:

         Securities and Exchange Commission Filing Fee          $1,620.00
         Legal Fees and Expenses                                 2,000.00
         Accounting Fees and Expenses                            2,000.00
         Printing                                                  500.00
         Miscellaneous                                           2,000.00
                                                                ---------
                  Total Expenses                                $8,120.00
                                                                =========


Item 15.  Indemnification of Directors and Officers.

         Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person, against judgments, penalties and fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions, acted in good faith, received no improper personal benefit and Section 302A.255 (which pertains to director conflicts of interest), if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by person in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

         Section 302A.521 also permits Minnesota corporations to amend their Articles of Incorporation to limit or eliminate personal liability of directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty; however, forbids any limitation or elimination of director liability for (i) a breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) corporate distributions which are either illegal or in contravention of restrictions in the Articles, Bylaws or any agreement to which the corporation is a party, (iv) violations of Minnesota securities laws, (v) any transaction from which the director derived an improper personal benefit, or
(vi) any act or omission occurring prior to the effective date of the provision in the corporation's Articles eliminating or limiting liability.

         Article 6.1 of the Registrant's Restated Articles of Incorporation, as amended, reads as follows:

         To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

         The Company's Amended Bylaws provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the fullest extent permitted by, Section 302A.521 of the Minnesota Business Corporation Act, as amended from time to time.

         Insofar as the indemnification of liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of its Restated Articles of Incorporation, Restated Bylaws and the provisions of the Minnesota Business Corporation Act, or otherwise, the Company has been advised by counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, as amended, and is, therefore, unenforceable.

Item 16.  Exhibits.

         See Exhibit Index on page following signatures.

Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any additional material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports file by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That for determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnsville, State of Minnesota, on April 12, 2001.

                           Datakey, Inc.

                           By:  /s/ Carl P. Boecher
                                 Carl P. Boecher
                                 President and Chief Executive Officer
                                 (Principal Executive Officer)

                           By:   /s/ Alan G. Shuler
                                 Alan G. Shuler
                                 Vice President and Chief Financial Officer
                                 (Principal Financial and Accounting Officer)


                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Carl P. Boecher and Alan G. Shuler, and each of them, as his or her true and lawful attorney-in fact and agent, with full power and substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitutes, shall do or cause to be done by virtue hereof.

Signatures                Title                                  Date

/s/ Carl P. Boecher       President, Chief Executive Officer    April 12, 2001
                          and Director

/s/ Alan G. Shuler        Vice President and Chief Financial    April 12, 2001
                          Officer

/s/ Thomas R. King        Director and Secretary                April 12, 2001

/s/ Terrence W. Glarner   Director                              April 12, 2001

/s/ Gary R. Holland       Director                              April 12, 2001

/s/ Eugene W. Courtney    Director                              April 12, 2001

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  DATAKEY, INC.
                            EXHIBIT INDEX TO FORM S-3

Exhibit
Index                Description

3.1 Restated Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to to Form 10-KSB for fiscal year ended December 31, 2000)

4.1 Certificate of Designation of Series A Preferred Stock (included in Articles of Incorporation--see Exhibit 3.1)

5.1      Opinion and Consent of Fredrikson & Byron, P.A.

10.1 Stock Purchase Agreement dated February 16, 2001 between the Company and certain investors

10.2 Registration Rights Agreement dated February 20, 2001 between the Company and certain investors.

23.1     Consent of McGladrey & Pullen, LLP

23.2     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1     Powers of Attorney (included as part of the signature page hereto)